Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements of Ameris Bancorp on Form S-8 (File No. 333-131244) and on Form S-3 (File Number 333-156367) of our report dated July 28, 2010 with respect to the statement of assets acquired and liabilities assumed of Ameris Bancorp as of May 14, 2010 included in this Current Report on Form 8-K/A.

/s/ Porter Keadle Moore, LLP

Atlanta, Georgia

July 28, 2010